Exhibit 99.1
PROMISSORY NOTE
1. Promise to Pay.
For value received, the undersigned Borrower/Maker promises to pay to the order of Gregory Harrison (hereinafter “the Payee”) the sum of One Hundred and Fifty Thousand Dollars ($ 150,000.00) in United States Dollars, with interest at the rate of nine percent (9%) per annum, calculated on a 365 day calendar year. Interest shall be due and payable quarterly. Any and all outstanding principal, interest, fees, charges, and other amounts due, if any, shall be due at Maturity, except that settlement costs in the approximate amount of Two Thousand Dollars ($2,000.00) shall be paid upon receipt of documentation of same.
2. Maturity.
All amounts due under this Promissory Note shall be due and payable on or before May 1, 2009.
3. Acceleration Upon Occurrence of Specified Events.
This Promissory Note shall become immediately due and payable upon the occurrence of any of the following events:
a)	The filing of a voluntary or involuntary petition against the Maker under any provision of the federal Bankruptcy Act;

d)	The dissolution of the Maker’s business; or

e)	The sale of all or a material portion of the Maker’s assets or the assets of the Guarantor.
4. Attorney’s Fees on Collection.
If an attorney is required to enforce payment under this Promissory Note, the Maker shall be responsible for the payment of all reasonable attorney’s fees and costs incurred by the payee in enforcing the terms of this Note.
5. Waiver of Jury Trial and Defenses.
The Maker waives trial by jury and the right to interpose any defense, setoff, or counterclaim against the Payee in any litigation arising out of this Promissory Note.

6. Governing Law.
This Note shall be governed and interpreted in accordance with the laws of the State of Maryland without regard to conflicts of law principles.
7. Forum Selection.
This Agreement shall be enforced only in a court of competent jurisdiction in Montgomery County, Maryland.

BORROWER/MAKER:

/s/ Deborah A. Vitale DIAMONDHEAD CASINO CORPORATION
By: Deborah A. Vitale, President
Date: 3-20-08

2